Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”), dated as of the 31st day of December, 2012, is entered into by and among Newpark Resources, Inc. (the “Company”) and Bruce Smith (the “Executive”). Each of the Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated April 20, 2007 (the “Agreement”); and

WHEREAS, the Company and the Executive have determined that the Agreement was not drafted in a manner that satisfied certain requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company and the Executive have decided it is prudent to amend the Agreement as permitted by Sections V.C and VIII of IRS Notice 2010-6, as modified by IRS Notice 2010-80, to make certain changes to its terms to permit the Agreement to satisfy the requirements of Section 409A of the Code;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           The Agreement shall be amended by restating Section 1.2(b) in its entirety, to be and read as follows:

“(b)           Incentive Compensation.  In addition to the Base Salary, during the Employment Period Executive shall be eligible for participation in the 2010 Annual Cash Incentive Plan (“ACIP”) and the 2006 Equity Incentive Plan (“EIP”), subject to any amendments made at Board’s discretion as provided herein.  Performance measures and goals will be set by the Compensation Committee of the Board.  The Target Award under the ACIP is equal to sixty (60%) of Base Salary with a maximum limitation of one hundred twenty percent (120%) of Executive’s actual Base Salary paid for that calendar year.  Payout under the ACIP for a particular year will be made in cash by March 15 of the next year, e.g. payout for 2012 will occur prior to March 15, 2013.  Executive will be eligible to participate in the ACIP and the EIP from the date of his initial appointment as President of NDF.  Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to the Executive that the terms of the ACIP and EIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on December 31, 2011, without prior written notice.”

2.  The Agreement shall be amended by restating Section 2.6 in its entirety, to be and read as follows:

“2.6  Termination as a Result of Disability.  The Company may terminate Executive’s employment hereunder upon Executive becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be considered “Totally Disabled” if Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  Executive’s receipt of Social Security total disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement.  In the event of such disability, Executive will continue to receive his Base Salary for six (6) months or until benefits become payable to the Executive under the terms of the Company’s disability policy, whichever first occurs.”

3.           The Agreement shall be amended by adding the following new Section 3.11 to the end thereof, to be and read as follows:

“3.11           Code Section 409A.  If Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no benefit or payment that is subject to Code Section 409A (after taking into account all applicable exceptions to Code Section 409A, including but not limited to the exceptions for short-term deferrals, for reimbursements and certain other separation payments, and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service” until the later of the date prescribed for payment in this Agreement or the first day of the seventh month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive).”

4.           In all other respects, the terms of the Agreement are hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NEWPARK RESOURCES, INC.

By:	/s/ Mark J. Airola

Its:	Sr. Vice President

EXECUTIVE

/s/ Bruce Smith
Bruce Smith

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